Exhibit 10.25

THE CALIFORNIA PIZZA KITCHEN

EXECUTIVE BONUS PLAN

SECTION 1.    PURPOSE OF THE PLAN

The California Pizza Kitchen Executive Bonus Plan (the “Plan”) is established to promote the interests of California Pizza Kitchen and its Subsidiaries (collectively the “Company”), by creating an incentive program to (a) attract and retain employees with outstanding competencies who will strive for excellence (b) motivate those individuals to exert their best efforts on behalf of the Company by providing them with compensation in addition to their base salaries; and (c) further the identity of interests of such employees with those of the Company’s stockholders through a strong performance-based reward system.

SECTION 2.    ADMINISTRATION OF THE PLAN

The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall administer the Plan. The Committee shall be composed solely of two or more “outside directors” within the meaning of Treasury Regulations § 1.162-27 (or any successor regulation) and shall be appointed pursuant to the Bylaws of the Company. The Committee shall have discretionary authority to interpret the Plan, establish rules and regulations to implement the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan, in its sole discretion. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

SECTION 3.    ELIGIBILITY FOR AWARDS

(a) Eligibility Requirements.    Awards under the Plan may be granted by the Committee to those Employees holding Vice President or more senior executive-level positions with the Company.

(b) Definition of Employee.    For purposes of the Plan, an individual shall be considered an “Employee” if he or she is employed by the Company or other business entity in which the Company shall directly or indirectly own, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock or other ownership interest (each a “Subsidiary”). No award may be granted to a member of the Company’s Board of Directors except for services performed as an employee of the Company.

SECTION 4.    BONUS AWARDS

(a) Form of Awards.    Bonus awards under this Plan shall be paid in cash, less applicable withholdings and deductions.

(b) Target Award Amounts.    Target award amounts shall be based on a percentage of each eligible Employee’s annual base salary for each performance period as determined by the Committee in its sole discretion within 90 days after the commencement of such performance period but in no event after 25% of the performance period has elapsed.

(c) Bonus Formula.    The formula used to determine bonus awards for each eligible Employee shall be determined according to a matrix or matrices that shall be adopted by the Committee within 90 days of the commencement of each performance period but in no event after 25% of the performance period has elapsed. The matrix or matrices may be different for each eligible Employee and shall be based on one or more objective performance criteria to be selected by the Committee from among the following, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee: (1) cash flow, (2) earnings per share, (3) earnings before interest and taxes, (4) earnings before interest, taxes, depreciation and amortization, (5) earnings before interest, taxes, depreciation, amortization and pre-opening costs, (6) return on equity, (7) total stockholder return, (8) share price performance, (9) return on capital, (10) return on assets or net assets, (11) revenue, (12) income or net income, (13) operating income or net operating income, (14) operating profit or net operating profit, (15) operating margin or profit margin, (16) return on operating revenue, (17) return on invested capital, (18) market segment shares, (19) sales, (20) unit openings, or (21) customer satisfaction (“Qualifying Performance Criteria”). The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year. Awards shall be determined by applying the bonus formula to the target award amount of each eligible Employee.

(d) Maximum Award Amounts.    The maximum award that may be paid to any eligible Employee under this Plan for any calendar year shall not exceed $1.2 million.

(e) Power to Reduce Bonus Amounts.    Notwithstanding anything to the contrary contained in this Plan, the Committee shall have the power, in its sole discretion, to reduce the amount payable to any eligible Employee (or to determine that no amount shall be payable to such eligible Employee) with respect to any award prior to the time the amount otherwise would have become payable hereunder. Such reductions may be based upon the recommendations of the Chief Executive Office. In the event of such a reduction, the amount of such reduction shall not increase the amounts payable to other eligible Employees under the Plan.

(f) Entitlement to Bonus.    No eligible Employee shall earn any portion of a bonus award under the Plan until the date that the Committee has authorized payment of the award and, to the extent required by section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), certified that the applicable performance criteria have been satisfied.

(g) Termination of Employment and Leaves of Absence.    In the event of death or disability before the date that the bonus award is earned, the Committee shall have the sole discretion to award all or any portion of the bonus. If an eligible Employee is on a leave of absence for a portion of the relevant performance period, the bonus to be awarded shall be prorated to reflect only the time when he or she was actively employed and not any period when he or she was on leave.

SECTION 5.    PAYMENT OF BONUS AWARDS

Bonus awards shall be paid to each eligible Employee as soon as practicable, and in any event within two and one-half months, after the close of the performance period.

SECTION 6.    GENERAL PROVISIONS

(a) Plan Amendments.    The Committee may at any time amend, suspend or terminate the Plan. Stockholder approval shall be obtained for any amendment to the extent necessary and desirable to qualify the awards hereunder as performance-based compensation under section 162(m) of the Code and to comply with applicable laws, regulations or rules.

(b) Benefits Unfunded.    No amounts awarded or accrued under this Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Eligible Employees shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

THE CALIFORNIA PIZZA KITCHEN, INC.

EXECUTIVE BONUS PLAN

(c) Benefits Nontransferable.    No eligible Employee shall have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Employee’s creditors or to attachment, execution or other process of law.

(d) No Employment Rights.    No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each Employee will be employed “at will,” which means that either such Employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice. No Employee shall have the right to any future award under the Plan.

(e) Governing Law.    The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of California (without regard to applicable Delaware principles of conflict of laws).